CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the references to our firm in this Registration Statement on Form N-1A of F/m Callable Tax-Free Municipal ETF (f/k/a F/m Short Duration High Coupon Tax-Free Municipal ETF), a series of The RBB Fund, Inc., under the headings “Portfolio Holdings Information” and “General Information” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Cleveland, Ohio

September 26, 2025